Exhibit 99.1

101 JFK Parkway, Short Hills, NJ 07078
news release
Contact: Marianne Wade(973) 924-5100
investorrelations@myinvestorsbank.com

Investors Bancorp, Inc. Announces Fourth Quarter Financial Results and Cash Dividend

Short Hills, N.J. - (PR NEWSWIRE) - January 26, 2017 - Investors Bancorp, Inc. (NASDAQ:ISBC) (“Company”), the holding company for Investors Bank (“Bank”), reported net income of $52.5 million, or $0.18 per diluted share, for the three months ended December 31, 2016, compared to $49.9 million, or $0.17 per diluted share for the three months ended September 30, 2016, and $44.4 million, or $0.14 per diluted share for the three months ended December 31, 2015.

During the fourth quarter, the Company adopted accounting standards update No. 2016-09 related to the accounting of stock compensation resulting in the revision of prior interim periods for the fiscal year 2016. Excluding the impact of the ASU adoption and one-time expenses, adjusted net income for the three months ended December 31, 2016 was $51.7 million, or $0.18 per diluted share, compared to $43.4 million, or $0.15 per diluted share for the three months ended September 30, 2016 and $43.6 million, or $0.14 per diluted share for the three months ended December 31, 2015.(1)

For the year ended December 31, 2016, net income totaled $192.1 million, or $0.64 per diluted share, compared to $181.5 million, or $0.55 per diluted share for the year ended December 31, 2015. Excluding the impact of the ASU adoption and one-time expenses, net income for the year ended December 31, 2016 totaled $183.1 million, or $0.61 per diluted share, compared to $173.4 million, or $0.52 per diluted share for the year ended December 31, 2015.(1)

The Company also announced today that its Board of Directors declared a cash dividend of $0.08 per share to be paid on February 24, 2017 for stockholders of record as of February 10, 2017.

Kevin Cummings, President and CEO commented, "2016 was another strong year of record earnings for Investors as earnings per share grew 17% year over year. We continue to make significant investments in our risk management infrastructure and branch franchise."

Mr. Cummings also commented, "Credit quality remains a key focus for our Company as demonstrated by our level of non-accrual loans."

Performance Highlights

•	Total assets increased $638.7 million, or 2.8% to $23.17 billion at December 31, 2016, from $22.54 billion at September 30, 2016.

•
Net loans increased $501.7 million, or 2.8%, to $18.57 billion at December 31, 2016 from $18.07 billion at September 30, 2016. During the three months ended December 31, 2016, we originated $467.0 million in commercial real estate loans, $424.4 million in multi-family loans, $128.4 million in residential loans, $115.8 million in construction loans, $108.5 million in commercial and industrial loans and $24.3 million in consumer and other loans.

•
Deposits increased $329.1 million, or 2.2% from $14.95 billion at September 30, 2016 to $15.28 billion at December 31, 2016. Core deposit accounts (savings, checking and money market) represent approximately 81% of total deposits as of December 31, 2016.

•
Net interest margin for the three months ended December 31, 2016 was 3.07%, a 7 basis point increase compared to the three months ended September 30, 2016 and a 2 basis point increase compared to the three months ended December 31, 2015.

•	Total non-interest expenses were $89.0 million for the three months ended December 31, 2016, a decrease of $2.4 million as compared to the three months ended September 30, 2016.

•	Non accrual loans to total loans ratio was 0.50% at December 31, 2016 compared to 0.53% in the third quarter of 2016.

•
During the three months ended December 31, 2016, the Company repurchased 2.2 million shares of its outstanding common stock for approximately $25.9 million. Total shares repurchased during 2016 were 31.3 million shares at a cost of $363.4 million. As of December 31, 2016, the Company had approximately 21 million shares remaining under its current repurchase plan.

Financial Performance Overview - Fourth Quarter 2016

For the fourth quarter of 2016, net income totaled $52.5 million, an increase of $2.6 million as compared to the third quarter of 2016 and an increase of $8.1 million as compared to the fourth quarter of 2015. The changes in net income on both a sequential and year over year quarter basis are the result of the following:

Net interest income increased by $9.1 million, or 5.7% as compared to the third quarter of 2016 due to:

•
An increase in interest and dividend income of $9.7 million, or 4.9% to $208.1 million as compared to the third quarter of 2016 primarily attributed to commercial loan growth, as well as an increase of 7 basis points on the weighted average loan yield to 4.12%.

•
Prepayment penalties, which are included in interest income, totaled $7.4 million for the three months ended December 31, 2016 as compared to $4.0 million for the three months ended September 30, 2016.

•
An increase in total interest expense of $601,000 was primarily attributed to an increase in the average balance of interest bearing liabilities of $583.2 million, or 3.51% to $17.22 billion, partially offset by a decrease of 2 basis points to 0.91% on the weighted average cost of interest-bearing liabilities for the three months ended December 31, 2016.

The net interest margin increased 7 basis points to 3.07% for the three months ended December 31, 2016 from 3.00% for the three months ended September 30, 2016.

On a year over year basis, net interest income increased by $17.9 million, or 11.9% in the fourth quarter of 2016, as compared to the fourth quarter of 2015 due to:

•
An increase in interest and dividend income of $19.9 million, or 10.6% to $208.1 million as a result of a $1.95 billion increase in the average balance of net loans, partially offset by the weighted average yield on net loans decreasing 4 basis points to 4.12%.

•	Prepayment penalties, which are included in interest income, totaled $7.4 million for the three months ended December 31, 2016 as compared to $4.5 million for the three months ended December 31, 2015.

•
An increase in total interest expense of $2.0 million was primarily attributed to an increase in the average balance of total interest-bearing deposits of $828.7 million, or 6.8% to $12.96 billion for the three months ended December 31, 2016 and an increase in the average balance of total borrowed funds of $1.05 billion. This was partially offset by the weighted average cost of interest-bearing liabilities decreasing 6 basis points to 0.91% for the three months ended December 31, 2016.

The net interest margin increased 2 basis points year over year to 3.07% for the three months ended December 31, 2016 from 3.05% for the three months ended December 31, 2015.

Total non-interest income remained relatively flat at $8.5 million for the three months ended December 31, 2016 and September 30, 2016, respectively.

Compared to the fourth quarter of 2015, total non-interest income decreased $196,000 primarily driven by a decrease in gain on sale of other real estate owned of $327,000 for the three months ended December 31, 2016. This decrease was offset by increases to income on bank owned life insurance and fees and service charges of $169,000 and $53,000, respectively.

Total non-interest expenses were $89.0 million for the three months ended December 31, 2016, a decrease of $2.4 million compared to the third quarter of 2016. Compensation and fringe benefits decreased $4.8 million, primarily due to a decline in incentive compensation and the freezing of both the defined benefit pension plan and supplemental executive retirement wage replacement plan that was approved by the Board of Directors during the fourth quarter. These decreases were partially offset by the accelerated vesting of equity awards due to the death of a director in December 2016. Advertising and promotional expense increased $1.5 million as compared to the third quarter. During the fourth quarter, the Company entered into an agreement with the New Jersey Devils and Prudential Center as the official bank of the hockey club and the sports and entertainment arena, as well as a presenting partner of New Jersey Devils hockey. In addition, office occupancy and equipment expense increased $509,000 with three branch openings in the fourth quarter. Included in professional fees for the three months ended December 31, 2016 is $840,000 related to the recently announced termination of the Bank of Princeton acquisition.

Compared to the fourth quarter of 2015, total non-interest expenses increased $3.3 million, or 3.9% year over year. Professional fees, federal insurance premiums and office occupancy and equipment expense each increased $1.1 million for the three months ended December 31, 2016. Compensation and fringe benefits decreased $397,000 for the three months ended December 31, 2016 as a result of the benefit changes during the fourth quarter 2016, offset by additions to our staff to support continued growth and infrastructure, normal merit increases and the accelerated vesting of equity awards.

In March 2016, the FASB issued ASU No. 2016-09, “Compensation-Stock Compensation (Topic 718): Improvements to Employee Share-Based Payment Accounting.” ASU No. 2016-09 simplifies several aspects of the accounting for share-based payment transactions, including the income tax consequences, classification of awards as either equity or liabilities, classification on the statement of cash flows, and accounting for forfeitures. In the fourth quarter of 2016 the Company adopted ASU No. 2016-09. Adjustments to previously reported 2016 interim periods are included for comparative purposes and reflected in the year-to-date results.

The adoption of ASU No. 2016-09 resulted in recognizing income tax benefits related to stock compensation of $10.4 million for the year ended December 31, 2016, $2.2 million of which is included in the fourth quarter. For comparative purposes, $6.4 million of tax benefit for the adoption of this standard was reflected in the September 30, 2016 period. These benefits correlate to the deductibility for tax purposes upon exercise and/or vesting of equity awards.

Income tax expense was $31.0 million for the three months ended December 31, 2016 and $21.9 million for the three months ended September 30, 2016. The adoption of ASU No. 2016-09 resulted in a tax benefit of $2.2 million and $6.4 million, respectively, for the three months ended December 31, 2016 and September 30, 2016. Excluding this discrete item, the effective tax rate was 39.7% and 39.5%, respectively.(1)

Income tax expense was $24.4 million for the three months ended December 31, 2015, representing an effective tax rate of 35.5% which includes a tax benefit realized from revaluing the Company's deferred tax asset as a result of the New York City tax law reform enacted in 2015. Absent the revaluing, the tax rate for the three months ended December 31, 2015 would have been 37.8%.(1)

Financial Performance Overview- Year Ended 2016

Net income increased by $10.6 million, year over year to $192.1 million for the year ended December 31, 2016. The changes in net income for the year over year are the result of the following:

•
Total interest and dividend income increased by $61.8 million, or 8.4% to $793.5 million for the year ended December 31, 2016 as compared to 2015 primarily attributed to growth in the commercial loan portfolio. This increase was offset by a decrease of 12 basis points to the weighted average yield on net loans to 4.10%.

•	Prepayment penalties, which are included in interest income, totaled $22.0 million for the year ended December 31, 2016 compared to $21.0 million for the year ended December 31, 2015.

•
Total interest expense increased by $16.7 million or 12.2% to $153.3 million for the year ended December 31, 2016 as compared to 2015. The average balance of total interest-bearing deposits increased $1.06 billion, or 9.2% to $12.57 billion for the year ended December 31, 2016. In addition, the weighted average cost of interest-bearing deposits increased 3 basis points to 0.65% for the year ended December 31, 2016.

•	Net interest margin decreased 8 basis points as compared to 2015 to 3.04% for the year ended December 31, 2016.

Total non-interest income was $37.2 million for the year ended December 31, 2016, a decrease of $2.9 million, or 7.3% as compared to 2015. Gain on loans, net decreased $3.0 million for the year ended December 31, 2016 primarily as a result of fewer loan sales at the Bank. Loan sales at our mortgage subsidiary were consistent year over year for the twelve months. In addition, gain on sale of other real estate owned decreased $1.5 million as compared to 2015. These decreases were offset by an increase of $2.1 million in gain on securities transactions for the year ended December 31, 2016 primarily due to the sale of securities totaling $69.1 million, resulting in a gain of $3.1 million.

Total non-interest expense was $358.6 million for the year ended December 31, 2016, an increase of $30.2 million, or 9.2% as compared to 2015. Compensation and fringe benefits increased $20.4 million for the year ended December 31, 2016. The increase was primarily due to an increase of $12.8 million in equity incentive expense for the year ended December 31, 2016 resulting from the restricted stock and stock option grants on June 23, 2015 to certain employees, officers and directors of the Company, pursuant to the Investors Bancorp, Inc. 2015 Equity Incentive Plan; additions to our staff to support our growth and continued build out of our risk management and operating infrastructure; as well as normal merit increases. These increases were partially offset by decreases of approximately $1.7 million in benefit expenses related to the changes in the defined benefit pension plan and supplemental executive retirement wage replacement plan. Office occupancy and equipment expense increased $5.4 million for the year ended December 31, 2016 primarily due to new branch openings. Professional fees and other operating expenses increased $4.0 million and $2.3 million, respectively, for the year ended December 31, 2016 as we continue to enhance additional risk management and operational infrastructure as our company grows and we expand our employee training and development programs. Included in professional fees for the three months ended December 31, 2016 is $840,000 related to the recently announced termination of the Bank of Princeton acquisition.

Income tax expense was $106.9 million for the year ended December 31, 2016 compared to $99.4 million for the year ended December 31, 2015. The adoption of ASU No. 2016-09 resulted in a tax benefit of $10.4 million for the year ended December 31, 2016. Excluding this discrete item the effective tax rate was 39.2%. The tax rate for the year ended December 31, 2015 includes a tax benefit realized from revaluing the Company's deferred tax asset as as result of the York city tax law reform enacted in 2015 and a discrete item related to a net operating loss carryforward on a prior acquisition. Absent these items, the tax rate for the year ended December 31, 2015 would have been 38.6%. (1)

Asset Quality

Our provision for loan losses was $4.8 million for the three months ended December 31, 2016, compared to $5.0 million for both the third quarter of 2016 and the three months ended December 31, 2015. For the three months ended December 31, 2016, net recoveries were $73,000 compared to net charge offs of $1.8 million for the third quarter of 2016 and $5.0 million for the three months ended December 31, 2015. For the year ended December 31, 2016, our provision for loan loss was $19.8 million compared to $26.0 million for the year ended December 31, 2015. For the year ended December 31, 2016, net charge-offs were $9.9 million compared to $7.8 million for the the year ended December 31, 2015.

Our provision for the three months and year ended December 31, 2016 is primarily a result of continued organic growth in the loan portfolio, specifically the multi-family, commercial real estate and commercial and industrial portfolios; the inherent credit risk in our overall portfolio, particularly the credit risk associated with commercial real estate lending and commercial and industrial lending; offset by the improvement in the level of non-accrual loans and charge offs.

Our accruing past due loans and non-accrual loans discussed below exclude certain purchased credit impaired (PCI) loans, primarily consisting of loans recorded in the Company's acquisitions. Under U.S. GAAP, the PCI loans (acquired at a discount that is due, in part, to credit quality) are not subject to delinquency classification in the same manner as loans originated by the Bank.

Total non-accrual loans decreased to $94.3 million at December 31, 2016 compared to $97.5 million at September 30, 2016 and $115.4 million at December 31, 2015. We continue to diligently resolve our troubled loans, however it takes a long period of time to resolve residential credits in our lending area. At December 31, 2016, there were $30.4 million of loans deemed as troubled debt restructurings, of which $24.8 million were residential and consumer loans, $3.6 million were commercial real estate loans, $1.7 million were commercial and industrial loans and $248,000 were multi-family loans. Troubled debt restructured loans in the amount of $9.4 million were classified as accruing and $20.9 million were classified as non-accrual at December 31, 2016.

The following table sets forth non-accrual loans and accruing past due loans (excluding PCI loans and loans held for sale) on the dates indicated as well as certain asset quality ratios.

	December 31, 2016		September 30, 2016		June 30, 2016		March 31, 2016		December 31, 2015
	# of loans	amount	# of loans	amount	# of loans	amount	# of loans	amount	# of loans	amount
	(Dollars in millions)
Accruing past due loans:
30 to 59 days past due:
Residential and consumer	116	$27.1	110	$18.9	131	$24.9	151	$28.6	168	$28.6
Construction	—	—	—	—	—	—	—	—	—	—
Multi-family	2	5.3	3	4.1	—	—	6	18.0	5	13.7
Commercial real estate	3	6.4	11	24.0	5	3.9	12	24.5	6	1.3
Commercial and industrial	4	0.8	6	1.4	1	2.8	3	3.8	3	0.6
Total 30 to 59 days past due	125	$39.6	130	$48.4	137	$31.6	172	$74.9	182	$44.2
60 to 89 days past due:
Residential and consumer	57	10.8	62	11.1	51	7.8	66	16.3	86	14.2
Construction	—	—	—	—	—	—	—	—	—	—
Multi-family	1	1.1	1	1.1	—	—	—	—	—	—
Commercial real estate	8	32.0	3	16.4	2	0.7	1	0.3	3	0.4
Commercial and industrial	4	0.9	3	0.4	1	0.8	1	—	2	—
Total 60 to 89 days past due	70	44.8	69	29.0	54	9.3	68	16.6	91	14.6
Total accruing past due loans	195	$84.4	199	$77.4	191	$40.9	240	$91.5	273	$58.8
Non-accrual:
Residential and consumer	478	79.9	481	86.1	471	86.5	488	85.9	500	91.1
Construction	—	—	—	—	1	0.2	3	0.5	4	0.8
Multi-family	2	0.5	1	0.2	2	1.2	3	2.9	4	3.5
Commercial real estate	24	9.2	29	8.9	33	11.7	35	10.3	37	10.8
Commercial and industrial	8	4.7	6	2.3	6	0.7	10	5.6	17	9.2
Total non-accrual loans	512	$94.3	517	$97.5	513	$100.3	539	$105.2	562	$115.4
Accruing troubled debt restructured loans	42	$9.4	31	$8.8	29	$12.1	30	$10.7	39	$22.5
Non-accrual loans to total loans		0.50%		0.53%		0.57%		0.61%		0.68%
Allowance for loan loss as a percent of non-accrual loans		242.24%		229.31%		219.60%		205.83%		189.30%
Allowance for loan losses as a percent of total loans		1.21%		1.22%		1.25%		1.26%		1.29%

Balance Sheet Summary

Total assets increased by $2.29 billion, or 10.9% to $23.17 billion at December 31, 2016 from December 31, 2015. Net loans increased $1.91 billion or 11.5%, to $18.57 billion at December 31, 2016, and securities increased by $267.1 million, or 8.5%, to $3.42 billion at December 31, 2016 from December 31, 2015.

The detail of the loan portfolio (including PCI loans) is below:

	December 31, 2016	September 30, 2016	December 31, 2015
	(Dollars in thousands)
Commercial Loans:
Multi-family loans	$7,459,131	$7,360,733	$6,255,903
Commercial real estate loans	4,452,300	4,103,250	3,829,099
Commercial and industrial loans	1,275,283	1,191,234	1,044,386
Construction loans	314,843	277,155	225,843
Total commercial loans	13,501,557	12,932,372	11,355,231
Residential mortgage loans	4,711,880	4,798,386	5,039,543
Consumer and other	597,265	576,402	496,556
Total Loans	18,810,702	18,307,160	16,891,330
Premiums on purchased loans and deferred loan fees, net	(12,474)	(15,428)	(11,692)
Allowance for loan losses	(228,373)	(223,550)	(218,505)
Net loans	$18,569,855	$18,068,182	$16,661,133

During the year ended December 31, 2016, we originated $2.16 billion in multi-family loans, $1.08 billion in commercial real estate loans, $608.9 million in commercial and industrial loans, $523.3 million in residential loans, $451.5 million in construction loans and $260.0 million in consumer and other loans. This increase in loans reflects our continued focus on generating multi-family loans, commercial real estate loans and commercial and industrial loans, which was partially offset by pay downs and payoffs of loans. Our loans are primarily on properties and businesses located in New Jersey and New York.

In addition to the loans originated for our portfolio, our mortgage subsidiary, Investors Home Mortgage Co., originated residential mortgage loans for sale to third parties totaling $245.8 million during the year ended December 31, 2016.

The allowance for loan losses increased by $9.9 million to $228.4 million at December 31, 2016 from $218.5 million at December 31, 2015. The increase in our allowance for loan losses is due to the growth of the loan portfolio and the credit risk in our overall portfolio, particularly the inherent credit risk associated with commercial real estate lending as well as commercial and industrial loans. Future increases in the allowance for loan losses may be necessary based on the growth and composition of the loan portfolio, the level of loan delinquency and the economic conditions in our lending area. At December 31, 2016, our allowance for loan loss as a percent of total loans was 1.21%.

Securities, in the aggregate, increased by $267.1 million, or 8.5%, to $3.42 billion at December 31, 2016 from $3.15 billion at December 31, 2015. This increase was a result of purchases partially offset by paydowns and sales.

Deposits increased by $1.22 billion, or 8.7%, from $14.06 billion at December 31, 2015 to $15.28 billion at December 31, 2016. Checking accounts increased $1.45 billion to $6.09 billion at December 31, 2016 from $4.64 billion at December 31, 2015. Core deposits (savings, checking and money market) represented approximately 81% of our total deposit portfolio at December 31, 2016.

Borrowed funds increased by $1.28 billion, or 39.3%, to $4.55 billion at December 31, 2016 from $3.26 billion at December 31, 2015 to help fund the continued growth of the loan portfolio.

Stockholders' equity decreased by $188.4 million to $3.12 billion at December 31, 2016 from $3.31 billion at December 31, 2015. The decrease is primarily attributed to the repurchase of 31.3 million shares of common stock for $363.4 million as well as cash dividends of $0.26 per share totaling $82.3 million for the year ended December 31, 2016. These decreases were offset by net income of $192.1 million for the year ended December 31, 2016.

About the Company
Investors Bancorp, Inc. is the holding company for Investors Bank, which as of December 31, 2016 operates from its corporate headquarters in Short Hills, New Jersey and 151 branches located throughout New Jersey and New York.

Earnings Conference Call January 27, 2017 at 11:00 a.m. (ET)
The Company, as previously announced, will host an earnings conference call on Friday, January 27, 2017 at 11:00 a.m. (ET). The toll-free dial-in number is: (866) 218-2404. Callers who pre-register will bypass the live operator and may avoid any delays in joining the conference call. Participants will immediately receive an online confirmation, an email and a calendar invitation for the event.
Conference Call Pre-registration link: http://dpregister.com/10098682
A telephone replay will be available beginning on January 27, 2017 from 1:00 p.m. (ET) through 9:00 a.m. (ET) on April 27, 2017. The replay number is (877) 344-7529 password 10098682. The conference call will also be simultaneously webcast on the Company's website www.myinvestorsbank.com and archived for one year.

Forward Looking Statements

Certain statements contained herein are “forward looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Such forward looking statements may be identified by reference to a future period or periods, or by the use of forward looking terminology, such as “may,” “will,” “believe,” “expect,” “estimate,” “anticipate,” “continue,” or similar terms or variations on those terms, or the negative of those terms. Forward looking statements are subject to numerous risks and uncertainties, as described in the " Risk Factors" disclosures included in our Annual Report on Form 10-K, as supplemented in quarterly reports on Form 10-Q, including, but not limited to, those related to the real estate and economic environment, particularly in the market areas in which the Company operates, competitive products and pricing, fiscal and monetary policies of the U.S. Government, changes in government regulations affecting financial institutions, including regulatory fees and capital requirements, changes in prevailing interest rates, acquisitions and the integration of acquired businesses, credit risk management, asset-liability management, the financial and securities markets and the availability of and costs associated with sources of liquidity.

The Company wishes to caution readers not to place undue reliance on any such forward looking statements, which speak only as of the date made. The Company wishes to advise readers that the factors listed above could affect the Company's financial performance and could cause the Company's actual results for future periods to differ materially from any opinions or statements expressed with respect to future periods in any current statements. The Company does not undertake and specifically declines any obligation to publicly release the results of any revisions that may be made to any forward looking statements to reflect events or circumstances after the date of such statements or to reflect the occurrence of anticipated or unanticipated events.

(1) Non-GAAP Financial Measures
In addition to results presented in accordance with GAAP, this press release contains certain non-GAAP financial measures. For the fourth quarter 2016, the Company adjusted net income for one-time expense items and the tax benefits related to the adoption of ASU No. 2016-09 for comparability purposes. For the the 2015 period, the Company adjusted net income for non recurring non interest expense items and non recurring tax items. Please refer to the non-GAAP Reconciliation for details pertaining to adjustments.

We believe that providing certain non-GAAP financial measures provides investors with information useful in understanding our financial performance, our performance trends and financial position. We utilize these measures for internal planning and forecasting purposes. We believe that our presentation and discussion, together with the accompanying reconciliations, provides a complete understanding of factors and trends affecting our business and allows investors to view performance in a manner similar to management. These non-GAAP measures should not be considered a substitute for GAAP basis measures and results, and we strongly encourage investors to review our consolidated financial statements in their entirety and not to rely on any single financial measure. Because non-GAAP financial measures are not standardized, it may not be possible to compare these financial measures with other companies’ non-GAAP financial measures having the same or similar names.

INVESTORS BANCORP, INC. AND SUBSIDIARIES
Consolidated Balance Sheets

	December 31, 2016	September 30, 2016 (1)	December 31, 2015
	(unaudited)	(unaudited)
Assets	(Dollars in thousands)

Cash and cash equivalents	$164,178	168,629	148,904
Securities available-for-sale, at estimated fair value	1,660,433	1,512,146	1,304,697
Securities held-to-maturity, net (estimated fair value of $1,782,801, $1,868,397 and $1,888,686 at December 31, 2016, September 30, 2016 and December 31, 2015, respectively)	1,755,556	1,794,131	1,844,223
Loans receivable, net	18,569,855	18,068,182	16,661,133
Loans held-for-sale	38,298	24,240	7,431
Federal Home Loan Bank stock	237,878	222,562	178,437
Accrued interest receivable	65,969	66,048	58,563
Other real estate owned	4,492	4,835	6,283
Office properties and equipment, net	177,417	178,623	172,519
Net deferred tax asset	222,277	228,902	237,367
Bank owned life insurance	161,940	161,187	159,152
Goodwill and intangible assets	101,839	102,825	105,311
Other assets	14,543	3,667	4,664
Total assets	$23,174,675	22,535,977	20,888,684
Liabilities and Stockholders' Equity
Liabilities:
Deposits	$15,280,833	14,951,742	14,063,656
Borrowed funds	4,546,251	4,203,711	3,263,090
Advance payments by borrowers for taxes and insurance	105,851	122,823	108,721
Other liabilities	118,495	142,612	141,570
Total liabilities	20,051,430	19,420,888	17,577,037
Stockholders' equity:
Preferred stock, $0.01 par value, 100,000,000 authorized shares; none issued	—	—	—
Common stock, $0.01 par value, 1,000,000,000 shares authorized; 359,070,852 issued at December 31, 2016 September 30, 2016, and December 31, 2015; 309,449,388, 310,528,382 and 334,894,181 outstanding at December 31, 2016, September 30, 2016 and December 31, 2015, respectively	3,591	3,591	3,591
Additional paid-in capital	2,765,732	2,764,023	2,785,503
Retained earnings	1,053,750	1,026,016	936,040
Treasury stock, at cost; 49,621,464, 48,542,470 and 24,176,671 shares at December 31, 2016, September 30, 2016 and December 31, 2015, respectively	(587,974)	(575,187)	(295,412)
Unallocated common stock held by the employee stock ownership plan	(87,254)	(88,003)	(90,250)
Accumulated other comprehensive loss	(24,600)	(15,351)	(27,825)
Total stockholders' equity	3,123,245	3,115,089	3,311,647
Total liabilities and stockholders' equity	$23,174,675	22,535,977	20,888,684
(1) September 30, 2016 additional paid-in capital and retained earnings have been revised to reflect the impact of the Company's adoption of ASU No. 2016-09.

INVESTORS BANCORP, INC. AND SUBSIDIARIES
Consolidated Statements of Income
	For the Three Months Ended			Year Ended
	December 31, 2016	September 30, 2016 (1)	December 31, 2015	December 31, 2016	December 31, 2015
	(unaudited)	(unaudited)	(unaudited)	(unaudited)	(audited)
	(Dollars in thousands, except per share data)
Interest and dividend income:
Loans receivable and loans held-for-sale	$187,912	179,234	169,641	715,901	663,424
Securities:
GSE obligations	8	8	11	36	45
Mortgage-backed securities	15,631	14,653	14,722	60,211	55,096
Equity	51	49	50	198	123
Municipal bonds and other debt	1,665	2,039	1,778	7,713	5,929
Interest-bearing deposits	88	76	101	342	225
Federal Home Loan Bank stock	2,724	2,315	1,835	9,120	6,881
Total interest and dividend income	208,079	198,374	188,138	793,521	731,723
Interest expense:
Deposits	20,418	20,326	20,302	82,057	71,414
Borrowed funds	18,951	18,442	17,020	71,279	65,225
Total interest expense	39,369	38,768	37,322	153,336	136,639
Net interest income	168,710	159,606	150,816	640,185	595,084
Provision for loan losses	4,750	5,000	5,000	19,750	26,000
Net interest income after provision for loan losses	163,960	154,606	145,816	620,435	569,084
Non-interest income:
Fees and service charges	4,223	4,108	4,170	17,148	17,119
Income on bank owned life insurance	1,156	1,006	987	4,423	3,948
Gain on loans, net	1,271	1,401	1,325	4,787	7,786
Gain on securities transactions	—	72	19	3,100	1,036
Gain on sales of other real estate owned, net	163	35	490	96	1,631
Other income	1,691	1,898	1,709	7,647	8,605
Total non-interest income	8,504	8,520	8,700	37,201	40,125
Non-interest expense:
Compensation and fringe benefits	48,223	53,051	48,620	206,698	186,320
Advertising and promotional expense	3,004	1,495	2,456	8,644	10,988
Office occupancy and equipment expense	14,608	14,099	13,467	56,220	50,865
Federal insurance premiums	3,383	3,600	2,250	12,183	9,050
General and administrative	724	641	993	3,131	4,372
Professional fees	5,611	5,673	4,511	20,104	16,104
Data processing and communication	5,222	5,299	5,591	21,043	22,366
Other operating expenses	8,235	7,540	7,778	30,541	28,267
Total non-interest expenses	89,010	91,398	85,666	358,564	328,332
Income before income tax expense	83,454	71,728	68,850	299,072	280,877
Income tax expense	30,989	21,878	24,448	106,947	99,372
Net income	$52,465	49,850	44,402	192,125	181,505
Basic earnings per share	$0.18	0.17	0.14	0.65	0.55
Diluted earnings per share	$0.18	0.17	0.14	0.64	0.55

Basic weighted average shares outstanding	290,751,171	292,000,061	317,826,651	297,580,834	329,763,527
Diluted weighted average shares outstanding	292,623,922	294,673,452	321,234,483	300,954,885	332,933,448
(1) September 30, 2016 income tax expense, net income and diluted shares have been revised to reflect the impact of the Company's adoption of ASU No. 2016-09.

INVESTORS BANCORP, INC. AND SUBSIDIARIES
Average Balance Sheet and Yield/Rate Information
	For the Three Months Ended
	December 31, 2016			September 30, 2016			December 31, 2015
	Average Outstanding Balance	Interest Earned/Paid	Weighted Average Yield/Rate	Average Outstanding Balance	Interest Earned/Paid	Weighted Average Yield/Rate	Average Outstanding Balance	Interest Earned/Paid	Weighted Average Yield/Rate
	(Dollars in thousands)
Interest-earning assets:
Interest-earning cash accounts	$154,678	88	0.23%	$129,226	76	0.24%	$219,187	101	0.18%
Securities available-for-sale	1,574,840	7,165	1.82%	1,424,338	6,315	1.77%	1,274,141	5,971	1.87%
Securities held-to-maturity	1,778,239	10,190	2.29%	1,815,288	10,434	2.30%	1,824,935	10,590	2.32%
Net loans	18,258,406	187,912	4.12%	17,707,883	179,234	4.05%	16,311,324	169,641	4.16%
Federal Home Loan Bank stock	224,917	2,724	4.84%	216,813	2,315	4.27%	175,849	1,835	4.17%
Total interest-earning assets	21,991,080	208,079	3.78%	21,293,548	198,374	3.73%	19,805,436	188,138	3.80%
Non-interest earning assets	794,131			778,244			774,784
Total assets	$22,785,211			$22,071,792			$20,580,220

Interest-bearing liabilities:
Savings	$2,087,267	1,620	0.31%	$2,104,583	1,577	0.30%	$2,116,231	1,557	0.29%
Interest-bearing checking	3,901,601	5,070	0.52%	3,472,472	4,451	0.51%	2,858,600	2,532	0.35%
Money market accounts	4,094,678	6,737	0.66%	3,971,339	6,605	0.67%	3,741,248	6,417	0.69%
Certificates of deposit	2,873,374	6,991	0.97%	3,009,330	7,693	1.02%	3,412,178	9,796	1.15%
Total interest bearing deposits	12,956,920	20,418	0.63%	12,557,724	20,326	0.65%	12,128,257	20,302	0.67%
Borrowed funds	4,258,697	18,951	1.78%	4,074,743	18,442	1.81%	3,203,911	17,020	2.12%
Total interest-bearing liabilities	17,215,617	39,369	0.91%	16,632,467	38,768	0.93%	15,332,168	37,322	0.97%
Non-interest bearing liabilities	2,450,879			2,316,873			1,898,587
Total liabilities	19,666,496			18,949,340			17,230,755
Stockholders' equity	3,118,715			3,122,452			3,349,465
Total liabilities and stockholders' equity	$22,785,211			$22,071,792			$20,580,220

Net interest income		$168,710			$159,606			$150,816

Net interest rate spread			2.87%			2.80%			2.83%

Net interest earning assets	$4,775,463			$4,661,081			$4,473,268

Net interest margin			3.07%			3.00%			3.05%

Ratio of interest-earning assets to total interest-bearing liabilities	1.28	X		1.28	X		1.29	X

INVESTORS BANCORP, INC. AND SUBSIDIARIES
Average Balance Sheet and Yield/Rate Information

	Year Ended
	December 31, 2016			December 31, 2015
	Average Outstanding Balance	Interest Earned/Paid	Weighted Average Yield/Rate	Average Outstanding Balance	Interest Earned/Paid	Weighted Average Yield/Rate
	(Dollars in thousands)
Interest-earning assets:
Interest-earning cash accounts	$144,610	342	0.24%	$207,331	225	0.11%
Securities available-for-sale	1,398,373	25,515	1.82%	1,245,745	22,646	1.82%
Securities held-to-maturity	1,836,692	42,643	2.32%	1,708,176	38,547	2.26%
Net loans	17,479,932	715,901	4.10%	15,716,010	663,424	4.22%
Federal Home Loan Bank stock	204,735	9,120	4.45%	172,367	6,881	3.99%
Total interest-earning assets	21,064,342	793,521	3.77%	19,049,629	731,723	3.84%
Non-interest earning assets	779,138			770,262
Total assets	$21,843,480			$19,819,891

Interest-bearing liabilities:
Savings	$2,096,769	6,304	0.30%	$2,235,703	6,402	0.29%
Interest-bearing checking	3,381,909	16,268	0.48%	2,735,513	9,642	0.35%
Money market accounts	3,925,095	25,621	0.65%	3,564,311	24,136	0.68%
Certificates of deposit	3,161,843	33,864	1.07%	2,972,611	31,234	1.05%
Total interest bearing deposits	12,565,616	82,057	0.65%	11,508,138	71,414	0.62%
Borrowed funds	3,816,087	71,279	1.87%	3,157,311	65,225	2.07%
Total interest-bearing liabilities	16,381,703	153,336	0.94%	14,665,449	136,639	0.93%
Non-interest bearing liabilities	2,289,036			1,702,945
Total liabilities	18,670,739			16,368,394
Stockholders' equity	3,172,741			3,451,497
Total liabilities and stockholders' equity	$21,843,480			$19,819,891

Net interest income		$640,185			$595,084

Net interest rate spread			2.83%			2.91%

Net interest earning assets	$4,682,639			$4,384,180

Net interest margin			3.04%			3.12%

Ratio of interest-earning assets to total interest-bearing liabilities	1.29	X		1.30	X

INVESTORS BANCORP, INC. AND SUBSIDIARIES
Selected Performance Ratios

	For the Three Months Ended			Year Ended
	December 31, 2016	September 30, 2016 (1)	December 31, 2015	December 31, 2016	December 31, 2015

Return on average assets	0.92%	0.90%	0.86%	0.88%	0.92%
Return on average assets, adjusted (2)	0.91%	0.79%	0.85%	0.84%	0.87%
Return on average equity	6.73%	6.39%	5.30%	6.06%	5.26%
Return on average tangible equity	6.96%	6.60%	5.48%	6.26%	5.43%
Return on average tangible equity, adjusted (2)	6.85%	5.76%	5.38%	5.97%	5.18%
Interest rate spread	2.87%	2.80%	2.83%	2.83%	2.91%
Net interest margin	3.07%	3.00%	3.05%	3.04%	3.12%
Efficiency ratio	50.23%	54.36%	53.70%	52.93%	51.69%
Efficiency ratio, adjusted (2)	48.94%	54.36%	52.89%	52.60%	51.48%
Non-interest expense to average total assets	1.56%	1.66%	1.67%	1.64%	1.66%
Average interest-earning assets to average interest-bearing liabilities	1.28	1.28	1.29	1.29	1.30
(1) September 30, 2016 ratios have been revised to reflect the impact of the Company's adoption of ASU No. 2016-09.
(2) See Non GAAP Reconciliation.

INVESTORS BANCORP, INC. AND SUBSIDIARIES
Selected Financial Ratios and Other Data

		December 31, 2016	September 30, 2016	December 31, 2015

Asset Quality Ratios:
Non-performing assets as a percent of total assets		0.47%	0.49%	0.69%
Non-performing loans as a percent of total loans		0.55%	0.58%	0.82%
Allowance for loan losses as a percent of non-accrual loans		242.24%	229.31%	189.30%
Allowance for loan losses as a percent of total loans		1.21%	1.22%	1.29%

Capital Ratios:
Tier 1 Leverage Ratio (1)		12.03%	12.25%	12.41%
Common equity tier 1 risk-based (1)		14.75%	15.09%	15.87%
Tier 1 Risk-Based Capital (1)		14.75%	15.09%	15.87%
Total Risk-Based Capital (1)		15.98%	16.33%	17.12%
Equity to total assets (period end)		13.48%	13.82%	15.85%
Average equity to average assets		13.69%	14.15%	16.28%
Tangible capital (to tangible assets) (2)		13.10%	13.43%	15.43%
Book value per common share (2)		$10.53	$10.47	$10.30
Tangible book value per common share (2)		$10.18	$10.12	$9.97

Other Data:
Number of full service offices		151	148	140
Full time equivalent employees		1,829	1,782	1,734

(1) Ratios are for Investors Bank and do not include capital retained at the holding company level.
(2) See Non GAAP Reconciliation.

Investors Bancorp, Inc.
Non GAAP Reconciliation
(dollars in thousands, except share data)

Book Value and Tangible Book Value per Share Computation
	At the period ended
	December 31, 2016	September 30, 2016 (1)	December 31, 2015

Total stockholders' equity	3,123,245	3,115,089	3,311,647
Goodwill and intangible assets	101,839	102,825	105,311
Tangible stockholders' equity	3,021,406	3,012,264	3,206,336

Book Value per Share Computation
Common stock issued	359,070,852	359,070,852	359,070,852
Treasury shares	(49,621,464)	(48,542,470)	(24,176,671)
Shares Outstanding	309,449,388	310,528,382	334,894,181
Unallocated ESOP shares	(12,789,847)	(12,908,272)	(13,263,545)
Book value shares	296,659,541	297,620,110	321,630,636

Book Value Per Share	$10.53	$10.47	$10.30

Tangible Book Value per Share	$10.18	$10.12	$9.97

Investors Bancorp, Inc.
Non GAAP Reconciliation
(dollars in thousands, except share data)

Net Income and Diluted EPS, as adjusted
	For the Three Months Ended			For the Year Ended December 31
	December 31	September 30	December 31
	2016	2016 (1)	2015	2016	2015

Income before income tax expense	$83,454	$71,728	$68,850	$299,072	$280,877
Income tax expense	30,989	21,878	24,448	106,947	99,372
Net Income	52,465	49,850	44,402	192,125	181,505

Compensation and fringe benefits (2)	1,445	—	1,298	1,445	1,298
Professional fees (3)	840	—	—	840	—
Total one time items	2,285	—	1,298	2,285	1,298
One time items, net of tax	1,377	—	837	1,388	839

Tax adjustment (4)	(2,175)	(6,409)	(1,601)	(10,414)	(8,940)

Adjusted net income	$51,667	$43,441	$43,638	$183,099	$173,404
Adjusted tax rate	39.7%	39.5%	37.8%	39.2%	38.6%

Adjusted diluted earnings per share	$0.18	$0.15	$0.14	$0.61	$0.52

Weighted average diluted shares	292,623,922	294,673,452	321,234,483	300,954,885	332,933,448

Performance Ratio, as adjusted
	For the Three Months Ended
	December 31	September 30	December 31	For the Year Ended December 31,
	2016	2016 (1)	2015	2016	2015
Total non-interest expense	$89,010	$91,398	$85,666	$358,564	$328,332
Net interest income	168,710	159,606	150,816	640,185	595,084
Total non-interest income	8,504	8,520	8,700	37,201	40,125

Efficiency Ratio	50.23%	54.36%	53.70%	52.93%	51.69%

Compensation and fringe benefits (2)	1,445	—	1,298	1,445	1,298
Professional fees (3)	840	$—	—	840	—
Adjusted Non-Interest Expense	$86,725	$91,398	$84,368	$356,279	$327,034

Adjusted Efficiency Ratio	48.94%	54.36%	52.89%	52.60%	51.48%
Average tangible equity	3,016,484	3,018,996	3,243,506	3,068,885	3,345,520
Average assets	22,785,211	22,071,792	20,580,220	21,843,480	19,819,891

Adjusted return on average assets	0.91%	0.79%	0.85%	0.84%	0.87%
Adjusted return on average tangible equity	6.85%	5.76%	5.38%	5.97%	5.18%

(1) September 30, 2016 ratios have been revised to reflect the impact of the Company's adoption of ASU No. 2016-09.

(2) For the 2016 periods, compensation includes expenses related to the accelerated vesting of equity awards upon the death of a director. For the 2015 periods, compensation expense includes a one time item related to a payout under an employment agreement with our former CFO.

(3) As a result of the termination of the Bank of Princeton acquisition, professional fees were expensed during 2016.
(4) For the 2016 periods, amounts represent the tax impact of the Company’s adoption of ASU No. 2016-09. For the 2015 periods, represents a tax benefit realized from revaluing the Company's deferred tax asset as a result of the New York City tax law reform enacted in 2015 as well as a net operating loss carryforward related to a prior acquisition.